Exhibit 99.1

FOR IMMEDIATE RELEASE

Metromedia International Group

Announces Notice from Trustee of Senior Discount Notes,
Restatement of Certain Financial Information and
Update on Filing of Third Quarter 2003 Form 10-Q

CHARLOTTE, NC, January 12, 2004 — Metromedia International Group, Inc. (the “Company” or “MIG”) (currently traded as: OTCPK:MTRM – Common Stock and OTCPK:MTRMP – Preferred Stock), the owner of interests in various communications and media businesses in Russia, Eastern Europe and the Republic of Georgia, today announced it would restate certain reports made previously on Form 10-K and 10-Q to reflect corrections of past accounting errors.  The Company does not, however, believe that the restatements, individually or in the aggregate, will materially impact or alter the Company’s current financial position.  Preparation of the restated historical reports has delayed filing of the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2003 (“Current Quarterly Report”).  The Company also announced that, in view of the delay in filing its Current Quarterly Report, the trustee of its Series A and B 10 ½ % Senior Discount Notes Due 2007 (the “Senior Discount Notes”) has issued a notice that the Company is not in compliance with requirements of the indenture governing these Notes and that the Company must resolve this compliance matter no later than March 8, 2004, the sixtieth day following the receipt of the trustee’s letter in order to avoid an event of default.  The Company expects that it will file all required reports shortly and well within the 60-day period required for compliance with its indenture.  A summary of significant items to be addressed in the restated historical reports and the Current Quarterly Report follows.

Historical Errors in Accounting for Tax Refunds and Preferred Stock Dividend Expenses

While preparing its Current Quarterly Report, the Company determined that the following accounting errors had been made in its past financial statements:

1.               The Company has determined that it should have recorded a $2.1 million tax refund that it received on November 10, 2003 from the United States Department of Treasury, related to the carry-back of certain AMT losses which recovered taxes paid in prior years, in fiscal year 2002;

2.               The Company has determined that it should have recorded a $2.3 million tax refund from the United States Department of Treasury, related to the carry-back of certain AMT losses which recovered taxes paid in prior years, that the Company had previously recorded within the “Income from discontinued components” line item within its consolidated financial statements for the three and twelve month periods ended December 31, 2002 in an earlier accounting period in 2002; and

3.               The Company historically accounted for unpaid dividends on its 7 ¼% cumulative preferred stock (“the Preferred Stock”) on a simple interest basis; however, according to the Preferred Stock Certificate of Designation, cumulative unpaid dividends are subject to quarterly compounding.  The Company has recalculated the cumulative unpaid dividend amount for 2002 and 2003 based on the date of the first unpaid dividend and has increased the quarterly dividend expense amounts in the 2002 and 2003 quarterly periods by $0.2 million, $0.3 million, $0.4 million, $0.4 million, $0.5 million and $0.6 million for the three months ended March 31, 2002, June 30, 2002, September 30, 2002, December 30, 2002, March 31, 2003 and June 30, 2003 respectively.  Under-reported dividend expense amounts prior to 2002 were immaterial.  With all quarterly compounding corrections applied, as of September 30, 2003 the total dividend in arrears was $41.4 million.

Matters Affecting Business Interests in the Republic of Georgia

In the course of completing its Current Quarterly Report, management reported to the Company’s Board of Directors and its independent auditor that the Company had received letters from, and corresponded with, two Georgian individuals involved in the initial formation, approximately eight to ten years ago, of certain of the Company’s business ventures in the Republic of Georgia.  These individuals alleged that the Company had not fully complied with its obligations to them under certain contracts.  In addition, the individuals alleged that Company personnel may have violated the Foreign Corrupt Practices Act and possibly engaged in other improper or illegal conduct.  However, the individuals have so far refused to specify details of the alleged violations and have provided no evidence in support of the allegations that they have made.

The Company had entered into contracts with these Georgian individuals.  The contract with one of these individuals entitles him to 5% of any dividends the Company receives from Telecom Georgia.  The contract with the other individual entitles him, assuming certain conditions were satisfied, to up to a 1% portion of the Company’s equity interest in certain of the Company’s business ventures in the Republic of Georgia, which the Company currently believes could only include Telecom Georgia, Ayety TV and Paging One (a now defunct paging company).

The Company believes it has fully performed its obligations to date under the aforementioned contracts and has so informed the individuals.  The Company also believes that the fair value of any continuing interest that these individuals may have in the Georgian businesses subject to the contracts is not material.  Furthermore, nothing presented in the unsupported allegations of improper or illegal conduct of Company personnel has prompted the Company to amend or alter the report that it made to the United States Justice Department and the Securities and Exchange Commission in the first quarter of 2003 regarding possible violations of foreign and United States laws, including the Foreign Corrupt Practices Act.  As a matter of prudence and to ensure the claims of these Georgian individuals are properly considered, the Company’s Board of Directors has authorized the Company’s outside counsel to conduct an independent inquiry into both the Company’s obligations under the contracts referred to above and the allegations of possible improper or illegal conduct of Company personnel.  The Company is not in a position to predict the outcome of this inquiry.  However, due to the relatively low current fair value of the businesses subject to contracts with these Georgian individuals and in view of the unspecific and unsupported nature of the individuals’ allegations, the Company believes that the inquiry will not result in any material adverse effect on the Company’s business, financial condition or results of operations.

Furthermore, recent events in the Republic of Georgia arising from widespread discontent over parliamentary elections, including the premature resignation of President Eduard Shevardnadze, have significantly increased the level of political uncertainty in that country.  This condition, which is expected to extend into the foreseeable future, increases the level of economic and legal risks that the Company faces with respect to its operations in Georgia.  In addition to those risks previously reported in the Company’s Form 10-K for the period ending December 31, 2002, present conditions in Georgia significantly increase the possibility of general economic distress, civil unrest, terrorism and a collapse of consumer confidence in Georgia, each of which could have a material adverse effect on the Company’s operations in that country.

Restatement of Historical Results of Discontinued Businesses

On September 30, 2003, the Board of Directors formally approved management’s plan to dispose of all remaining non-core media businesses of the Company.  In light of this, the Company concluded that such businesses meet the criteria for classification as discontinued business components as outlined in SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, and as a result these businesses must be presented as such within the Company’s condensed consolidated financial statements.  This has required the Company to restate its prior period financial information, for these non-core media businesses, to conform to the current period presentation appearing in the Company’s third quarter 2003 Form 10-Q.

Asset Sales

As previously communicated, the Company is continuing to pursue the sale of its remaining non-core media businesses, including most of the remaining cable television and radio broadcast businesses.  Management anticipates that these sales will be completed during the first quarter of 2004.  Following is a summary of asset sales that have occurred during the fourth quarter of 2003 that the Company has not previously disclosed:

Sun TV: On October 12, 2003, the Company sold its interest in the Moldovan cable television company Sun TV and Sun Constructie S.R.L., a Moldovan trading company, to Lekert Management, LTD, a company organized under the laws of British Virgin Islands for cash consideration of $2.1 million.  Lekert Management, Ltd. is an affiliated company with Neocom S.R.L., which owned 35% of Sun TV prior to the transaction.  Such transaction resulted in the Company recording a loss on the disposition of $0.4 million.  The Company recorded a charge to earnings in the third quarter of 2003 in the amount of $0.4 million to reflect its investment in Sun TV and Sun Constructie at the lower of cost or fair value less cost to sell.

Sun TV’s fiscal year 2002 revenues were $2.2 million, with cost of services of $0.3 million and operating expenses of $1.3 million, which included $0.3 million of depreciation and amortization.  Sun TV’s nine-month revenues were $1.6 million, with cost of services of $0.3 million and operating expenses of $1.7 million, which included $0.4 million of depreciation and amortization and a $0.4 million asset impairment charge in 2003.  Sun TV had approximately 53,000 direct wire and wireless subscribers as of September 30, 2003.

Teleplus: On November 21, 2003, the Company sold all of its interest in the St. Petersburg, Russia cable television company, Teleplus, to a Russian company, “Svyaz-Kapital”, and AVT Systems Ltd., a company organized under the laws of Cayman Islands, for cash consideration of $0.9 million.  The Company anticipates recognizing a gain of $0.7 million on the disposition, which will be recorded in the three month period ended December 31, 2003.

Teleplus’ fiscal year 2002 revenues were $0.4 million, with cost of services of $0.1 million and operating expenses of $0.8 million,

which included $0.3 million of depreciation and amortization.  Teleplus’ nine-month revenues were $0.3 million, with cost of services of $0.1 million and operating expenses of $0.6 million, which included $0.3 million of depreciation and amortization in 2003.  Teleplus had approximately 7,000 direct wire line and wireless subscribers as of September 30, 2003.

Capital Restructuring

During 2003, the Company engaged in discussions with representatives of holders of a substantial portion of the Company’s Senior Discount Notes concerning a restructuring of the Senior Discount Notes.  To date, no restructuring has been agreed upon and further restructuring discussions with these substantial Senior Discount Note holders have been suspended.  Opportunities to restructure the Company’s balance sheet, including to refinance the Senior Discount Notes and the Company’s Preferred Stock, which had an aggregate preference claim of $248.4 million as of September 30, 2003, are being pursued, but present Company plans presume the continued service of the Senior Discount Notes debt on current terms and the continued deferral of the payment of dividends on the Preferred Stock. The Company cannot provide assurances that any capital restructuring effort will be undertaken or, if undertaken, that it will provide for sufficient cash reserves to support long-term sustainable operations.

Preferred Stock Dividend

To facilitate any potential future capital restructuring of the Company, the Board of Directors of the Company elected not to declare a dividend on its Preferred Stock for the quarterly period ending on December 15, 2003.

Notification from Trustee for the Company’s Senior Notes

The Company received notification from the trustee of its Senior Discount Notes concerning compliance with the covenants as outlined in the indenture governing the Senior Discount Notes (the “Indenture”).  The trustee reported that the Company had not yet filed with the Securities and Exchange Commission and furnished to the trustee its Current Quarterly Report, the timely public filing of which is required under Section 4.3(a) of the Indenture.  The trustee reported that, under the terms of the Indenture, the Company must resolve this compliance item within 60 days of receipt of the trustee’s letter or the trustee will be required to declare an event of default.  If an event of default were declared, the trustee or holders of at least 25% aggregate principal value of Senior Discount Notes outstanding could declare all Senior Discount Notes to be due and payable immediately.

Change of Corporate Headquarters Office

During the fourth quarter of 2003, the Company relocated its corporate headquarters offices from New York City to Charlotte, North Carolina.  Accordingly, the Company’s current corporate office address is now as follows:

8000 Tower Point Drive

Charlotte, North Carolina 28277

Main Phone #:  (704) 321-7380

In making these announcements, Ernie Pyle, Executive Vice President Finance and Chief Financial Officer of MIG, commented, “We encountered a series of largely unexpected issues while completing work on our Current Quarterly Report, but we believe that none of the consequences of these adjustments materially alters the current financial position of the Company.  Our much reduced staff levels limited the speed with which this work could be completed; however, we believe that we have sufficient resources to ensure the timely filing of future reports with the SEC.  We apologize for any inconvenience the delay in filing our Form 10-Q for the quarter ended September 30, 2003 may cause for our investors.”

About Metromedia International Group

Through its wholly owned subsidiaries, the Company owns communications and media businesses in Russia, Eastern Europe and Georgia.  These include mobile and fixed line telephony businesses, wireless and wired cable television networks and radio broadcast stations.  The Company has focused its principal attentions on continued development of its core telephony businesses in Russia and Georgia, while undertaking a program of gradual divestiture of its non-core media businesses.  The Company’s non-core media businesses are comprised of four cable television networks, including operations in Russia, Romania, Belarus and Lithuania.  The Company also owns interests in nineteen radio businesses operating in Finland, Hungary, Bulgaria, Estonia, Latvia and the Czech Republic.  The Company’s core telephony businesses include Peterstar, the leading competitive local exchange carrier in St. Petersburg, Russia, and Magticom, the leading mobile telephony operator in Georgia.

This news release contains certain forward-looking statements that involve risks and uncertainties, including in particular those regarding the Company’s ability to achieve expected performance targets for its core telephony businesses and consummate divestiture of its non-core businesses at satisfactory prices.  Furthermore, such risks and uncertainties include but are not limited to: adverse consequences resulting from the restatementsannounced in this press release, , the possibility that the Company may not file its Current Quarterly Report within the 60-day cure period referred to above; and that the investigation of the allegations in respect of its Georgian businesses could identify issues that, individually or in the aggregate, have a material adverse effect on the Company’s business, financial condition or results of operations.  Other factors that could cause or contribute to such risks and uncertainties include, but are not limited to, the Company’s ability to sustain its recently reorganized internal support processes and meet its targeted level of overhead expenditure, changes in general economic and business conditions, changes or upheavals in the political or economic climate of the countries in which the Company does business, unanticipated effects of competition, changes in technology and methods of marketing, and various other factors beyond the Company’s control.  This also includes such factors as are described from time to time in the SEC reports filed by Metromedia International Group, Inc., including its most recently filed quarterly report on Form 10-Q and the Company’s annual report on Form 10-K for the year ended December 31, 2002.  The Company is not under, and expressly disclaims any, obligation to update the information in this news release for any future events, including changes in its cash balances or other events affecting liquidity.

Please visit our website at www.metromedia-group.com.

For more Information please contact:

Metromedia International Group, Inc.

Ernie Pyle

Executive Vice President Finance,

Chief Financial Officer, and Treasurer

(704) 321-7380, Ext. # 103